The securities of Sound Revolution Inc. have not been registered under the Securities Act of 1933 (the "US Securities Act") and may not be offered or sold in the United States or to U.S. persons (other than distributors) unless the securities are registered under the US Securities Act, or an exemption from the registration requirements of the US Securities Act is available. Hedging transactions involving these securities may not be conducted unless in compliance with the US Securities Act.

Merger Agreement Term Sheet

Parties:
Sound Revolution Inc., a Delaware corporation (“Sound Revolution”), and On4 Communications, Inc., an Arizona corporation (“On4”), hereby agree to merge into one corporation according to the terms and conditions described below (the “Merger”).

This document is an amendment to an original Merger Agreement Term Sheet signed by the parties on March 12, 2009 (the “Original Agreement”).  This document amends various material terms of the Original Agreement and outlines the principal terms and conditions of the merger between Sound Revolution and On4 (the “Agreement”). The terms and conditions outlined in this document, once signed by both parties, will constitute a binding agreement.  It is the intention of the parties to enter into a longer form agreement governing the Merger.  Until a longer form agreement is entered into, this document shall govern the relationship between the parties.

Structure:	The parties shall complete the Merger in accordance with the provisions of the Arizona Revised Statutes and the Delaware General Corporation Law as applicable to the respective companies.

Consideration:
Sound Revolution shall be the surviving entity.  Pursuant to the merger, each common share of On4 shall be converted into one common share of Sound Revolution.

Certain outstanding stock options and warrants of On4, as designated by On4, will be assumed by Sound Revolution upon completion of the Merger (the “Merger Closing”) and converted into options and warrants to purchase Sound Revolution stock with identical vesting provisions.

Conditions Precedent:
Prior to the Merger Closing:

• Both parties shall submit the Merger to a vote of their shareholders and obtain approval from holders of a majority of both parties’ respective voting shares.
• Sound Revolution shall enter into a Convertible Note in the amount of US$120,000 with Penny Green, the majority shareholder, CEO, a Director and the sole officer of Sound Revolution, which shall be convertible into common stock at US$0.10 at the option of the holder, and which shall be due in seven months (the “Note”), and which shall be reduced to US$100,000 if On4 incurs legal fees in excess of US$10,000 in connection with the Merger.
• Sound Revolution will convert debt owed to Penny Green or Bacchus Entertainment Ltd., a company owned and controlled by Sound Revolution’s officer and director, Penny Green, into 35,000,000 shares of its common stock at a price of $0.001 per share (the “Control Shares”).
• Sound Revolution will have transferred all of its assets and debts, other than the Note and any debt owing to Penny Green or Bacchus Entertainment Ltd., to its wholly owned subsidiary, Charity Tunes Inc., a Delaware company.
• Sound Revolution and On4 will have received necessary approval for the Merger from shareholders, and have taken all steps to complete the Merger as required by applicable corporate and securities rules and regulations Sound Revolution will not have issued any securities other than the Note and the Control Shares, unless such issuance had been approved in writing by On4.

Details:
Upon the Merger Closing, the following shall apply to the surviving entity (the “New Entity”):

• It shall adopt the articles and bylaws of Sound Revolution, and the name of the surviving entity shall be Sound Revolution Inc.
• the directors shall be Cameron Robb, Penny Green and Catherine Leblanc
• Cameron Robb shall be the CEO
• The head office shall be located at the location designated by On4

Upon the Merger Closing:

• The New Entity shall raise a minimum of US$150,000 through a direct offering of units (the “First Financing”) registered on a Form S-1 (the “Prospectus”) at a price to be determined by the New Entity, with each unit comprised of one common share and one half warrant to purchase one common share at a price of US$1.00 for a period of 12 months (the “Units”). The warrants shall be subject to an acceleration clause whereby Sound Revolution will have the right to accelerate the exercise of the options via a press release notice should the share price exceed US$1.15 for seven consecutive trading days.
• all On4 deferred or accrued salaries shall be limited to an amount representing not more than 30 days of pay to each employee, and in some instances it will be required for employees and consultant to convert such accrued salary to shares.
• all notes payable by On4 in excess of US$100,000 shall be converted to equity at a price to be mutually agreed on by On4 and the specific creditor or receive a repayment extension of no less than six months and with an annual interest rate not to exceed 12%.

After Raising a Minimum of $150,000:

• $150,000 shall be repaid to Penny Green towards the outstanding loans owed to her, or companies controlled by her, by Sound Revolution. Upon receipt of the $150,000 payment:
• Charity Tunes Inc. shall be sold to Bacchus Filings Inc., a company controlled by Penny Green, in consideration for which Bacchus Filings Inc. shall assume the entire amount of loan owing to Penny Green or Bacchus Entertainment Ltd., exclusive of the Note;
• The New Entity shall change its name to On4 Communications, Inc.
• Penny Green, and all companies controlled by Penny Green, will cancel all but 236,066 shares of Sound Revolution owned by them;
• Penny Green and Catherine LeBlanc shall resign as directors, and Gordon Jessup shall be appointed as a director;
• Other than the Note, all debts of Sound Revolution shall be extinguished.

Shareholder Approval:	Selected insiders and other stockholders of Sound Revolution and On4 have agreed to vote for this transaction.

Termination Events:
This merger agreement will be rescinded and reversed upon the occurrence of any one of the following events:

• By mutual consent and such consent will not be unreasonably withheld; or
• By Sound Revolution or by notice from Penny Green, if Sound Revolution does not raise a minimum of $150,000 within 60 days of the Prospectus being declared effective by the SEC.

Sound Revolution Covenants
Sound Revolution covenants as follows:
• It shall act in good faith in attempting to raise capital pursuant to the First Financing
• Upon receiving investment in the amount of a minimum of $150,000, Sound Revolution shall complete the First Financing, of which the proceeds shall be used as follows:
• $150,000 shall be repaid to Penny Green towards the outstanding loans owed to her, or companies controlled by her, by Sound Revolution.

Independent Legal Advice:
Each party acknowledges that it has had the opportunity to obtain its own independent legal and tax advice with respect to the terms of this Agreement prior to execution of this Agreement and further acknowledges that it fully understands this Agreement.  On4 and the On4 Shareholders acknowledge that counsel for Sound Revolution does not represent the interests of On4 or its shareholders.

Representations and Warranties Of Sound Revolution:
Sound Revolution represents and warrants to ON4 that:

1. Sound Revolution is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted.  Sound Revolution is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which Sound Revolution owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the business of Sound Revolution taken as a whole.

2. To the best knowledge of Sound Revolution, there is no basis for and there is no action, suit, judgment, claim, demand or proceeding outstanding or pending, or threatened against or affecting Sound Revolution or which involves any of the business, or the properties or assets of Sound Revolution that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects, or conditions of Sound Revolution taken as a whole (a “Sound Revolution Material Adverse Effect”).  There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Sound Revolution Material Adverse Effect.

a) For a period of 6 months following the Merger Closing, Penny Green agrees to personally indemnify and to hold harmless Sound Revolution and On4, their affiliates, and their respective officers, directors, agents and employees, against any and all losses and damages to the extent any such losses or damages are due to a judgment entered against Sound Revolution with regard to an agreement entered into by Sound Revolution before the Merger Closing and up to a maximum of US$500,000.  Penny Green, in her sole discretion, shall select counsel to defend any action pursuant to this indemnity. Sound Revolution hereby covenants not to settle or compromise any claim or cause of action for which indemnification is sought from Penny Green without the written permission of Penny Green. The obligation of Penny Green to so indemnify Sound Revolution is expressly contingent upon Sound Revolution notifying Penny Green, in writing, within seven (7) calendar days after Sound Revolution knows, or reasonably should have known, of any claim, complaint, potential cause of action or proceeding. Failure by Sound Revolution to timely notify Penny Green shall relieve Penny Green of her obligation to so indemnify Sound Revolution. Penny Green shall have no obligation to indemnify Sound Revolution should any such losses or damages result, in whole or in part, from acts, omissions, willful misconduct or gross negligence of Sound Revolution, its affiliates, officers, directors, agents and employees after the Merger Closing.

3. Sound Revolution has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Sound Revolution Documents”) to be signed by Sound Revolution and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of each of the Sound Revolution Documents by Sound Revolution and the consummation by Sound Revolution of the transactions contemplated hereby have been duly authorized by its board of directors and no other corporate or shareholder proceedings on the part of Sound Revolution is necessary to authorize such documents or to consummate the transactions contemplated hereby.  This Agreement has been, and the other Sound Revolution Documents when executed and delivered by Sound Revolution as contemplated by this Agreement will be, duly executed and delivered by Sound Revolution and this Agreement is, and the other Sound Revolution Documents when executed and delivered by Sound Revolution, as contemplated hereby will be, valid and binding obligations of Sound Revolution enforceable in accordance with their respective terms, except:

a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

c) as limited by public policy.

4. The Sound Revolution common shares to be issued upon the Merger Closing will, upon issuance, have been duly and validly authorized and, when so issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable.

5. No representation or warranty by Sound Revolution in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to On4 pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

6. Sound Revolution has no more than 35,000,000 shares of common stock outstanding and no outstanding derivative securities other than the Note and no issued or outstanding preferred shares.

7. Compliance

a) To the best knowledge of Sound Revolution, Sound Revolution is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of Sound Revolution;

b) To the best knowledge of Sound Revolution, Sound Revolution is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a Sound Revolution Material Adverse Effect;

c) Sound Revolution has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement.  All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of Sound Revolution, threatened, and none of them will be adversely affected by the consummation of the Merger; and

d) Sound Revolution has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business.  Sound Revolution has not received any notice of any violation thereof, nor is Sound Revolution aware of any valid basis therefore.

Representations and Warranties of On4:
On4 represents and warrants to Sound Revolution that:

1. On4 is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted.  On4 is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which On4 owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the business of On4 taken as a whole.

2. To the best knowledge of On4, there is no basis for and there is no action, suit, judgment, claim, demand or proceeding outstanding or pending, or threatened against or affecting On4 or which involves any of the business, or the properties or assets of On4 that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects, or conditions of On4 taken as a whole (an “On4 Material Adverse Effect”).  There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such an On4 Material Adverse Effect.

3. On4 has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “On4 Documents”) to be signed by On4 and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of each of the On4 Documents by On4 and the consummation by On4 of the transactions contemplated hereby have been duly authorized by its board of directors and no other corporate or shareholder proceedings on the part of On4 is necessary to authorize such documents or to consummate the transactions contemplated hereby.  This Agreement has been, and the other On4 Documents when executed and delivered by On4 as contemplated by this Agreement will be, duly executed and delivered by On4 and this Agreement is, and the other On4 Documents when executed and delivered by On4, as contemplated hereby will be, valid and binding obligations of On4 enforceable in accordance with their respective terms, except:

a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

c) as limited by public policy.

4. On4 has no more than 30,000,000 common shares outstanding and 2,200,000 options or warrants outstanding.

5. No representation or warranty by On4 in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Sound Revolution pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

6. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Merger, will conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of On4 or any of its subsidiaries under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to On4 or any of its subsidiaries, or any of their respective material property or assets.

On4 acknowledges that any Sound Revolution securities issued in any financings contemplated in this Agreement will have such hold periods as are required under applicable securities laws and as a result may not be sold, transferred or otherwise disposed, except pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and in each case only in accordance with all applicable securities laws.

7.    Compliance

a) To the best knowledge of On4, On4 is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of On4;

b) To the best knowledge of On4, On4 is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a On4 Material Adverse Effect, other than a lawsuit with Datatrail, the details of which have been provided to Sound Revolution;

c) On4 has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement.  All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of On4, threatened, and none of them will be adversely affected by the consummation of the Merger; and

d) On4 has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business.  On4 has not received any notice of any violation thereof, nor is On4 aware of any valid basis therefore.

8.    PetsMobility Inc., a Delaware corporation, is a wholly owned subsidiary of On 4.

9.    On4 Communications Inc., incorporated under the Canadian Business Corporations Act, shall not own any shares of On4 as of the Merger Closing.

10.   The financial statements of On4 provided to Sound Revolution for the year ended October 31, 2007 and the period ended July 31, 2008 are true an accurate in describing the financial condition of On4 and its subsidiaries.

Mutual Covenants:
1. The representations and warranties of both parties set forth in this Agreement will be true, correct and complete in all respects as of the Merger Closing, as though made on and as of the Merger Closing.

2. All information regarding the business of On4 including, without limitation, financial information that On4 provides to Sound Revolution during Sound Revolution’s due diligence investigation of On4 will be kept in strict confidence by Sound Revolution and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by Sound Revolution or disclosed to any third party (other than Sound Revolution’s professional accounting and legal advisors) without the prior written consent of On4.  If the Merger contemplated by this Agreement does not proceed for any reason, then upon receipt of a written request from On4, Sound Revolution will immediately return to On4 (or as directed by On4) any information received regarding On4’s business.  Likewise, all information regarding the business of Sound Revolution including, without limitation, financial information that Sound Revolution provides to On4 during its due diligence investigation of Sound Revolution will be kept in strict confidence by On4 and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by On4 or disclosed to any third party (other than On4’s professional accounting and legal advisors) without Sound Revolution’s prior written consent.  If the Merger contemplated by this Agreement does not proceed for any reason, then upon receipt of a written request from Sound Revolution, On4 will immediately return to Sound Revolution (or as directed by Sound Revolution) any information received regarding Sound Revolution’s business.

3. Between the date of this Agreement and the Merger Closing, each of the parties to this Agreement will promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  During the same period, each party will promptly notify the other parties of the occurrence of any material breach of any of its covenants in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

Currency	All references to currency in this Agreement are in United States Dollars (US$), unless expressly stated otherwise.

Jurisdiction	The parties agree to attorn to the non-exclusive jurisdiction of the Province of British Columbia regarding this Agreement.

Accepted and agreed this 26th day of March, 2009.

Sound Revolution Inc.

Per: /s/ Penny Green	Date: April 7, 2009	/s/ Penny Green	Date: April 7, 2009
Penny Green, CEO		Penny Green, in her personal capacity

On4 Communications, Inc.

Per: /s/ Cameron Robb

Title: CEO

On4 Shareholders agreeing to vote in favour of the Merger:

Name                                                 # of Shares Owned                   Percentage

Cameron Robb
/s/ Cameron Robb

Gordon Jessop
/s/ Gordon Jessop

______________________                     _______________                  __________

______________________                     _______________                  __________

______________________                     _______________                  __________

Sound Revolution Shareholder agreeing to vote in favour of the Merger:

Name                                                 # of Shares Owned                   Percentage

Bacchus Entertainment Ltd.                     20,142,858                              61%

/s/ Penny Green
Per: Penny Green, President